Exhibit 10.2

SUMMARY OF 2014 ANNUAL CASH INCENTIVE
BONUS PLAN FOR EXECUTIVE OFFICERS

Executive officers of Craft Brew Alliance, Inc. (the "Company"), are eligible for annual cash incentive bonus opportunities established by the Compensation Committee (the "Committee") of the Company's Board of Directors each year as a specified dollar amount or percentage of the executive’s annual base salary. For 2014, the percentages range from 40 percent to 65 percent of base salary. Payout of the annual bonuses is subject to attainment of performance goals, which may include corporate level goals and individual performance objectives.

Corporate level goals are generally defined by objectively measureable financial metrics, including, among others, achieving specified target levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”), sales revenues, either for the Company as a whole or for certain key regions or brands, gross margin as a percentage of revenues ("gross margin rate"), market share, depletion growth, and similar measures. For 2014, the annual bonus opportunities are subject only to corporate level goals, with 30 percent of the target bonuses tied to achievement of a specified EBITDA target, 30 percent to achievement of a specified sales revenue target, and 40 percent to achievement of a target gross margin rate.

Achievement above or below the specified target levels for the financial metrics may result in an upward or downward adjustment in the bonus amount payable. Typically, the adjustment is calculated as the product of a defined factor (2.5 percent for 2014) and the percentage by which the actual achievement of a given financial metric is above or below the target level. If the Company fails to achieve a specified financial target at the 80 percent level or above, no part of the bonus opportunity associated with that target is earned.

The Committee determines the extent to which corporate level objectives and individual performance goals, if any, have been satisfied following the end of each fiscal year. Payment of bonuses, if any, is made promptly following the Committee's determination. An executive will not be entitled to receive a bonus unless he or she remains employed by the Company through the date of the Committee's determination, unless the Committee approves otherwise.